EXHIBIT 10.2

Summary of Material Terms of Terex Corporation Outside Directors’ Compensation Program

The compensation program for outside directors is designed to encourage outside directors to receive a significant portion of their annual retainer for Board service in Terex common stock, $.01 par value per share (“Common Stock”), or in options for Common Stock, or both, to enable directors to defer receipt of their fees and to satisfy the Company's Common Stock ownership objective for outside directors.

The Company has established a Common Stock ownership objective for outside directors. Each director is expected to accumulate, over the director’s first four years of Board service, the number of shares of Common Stock that is equal in market value to two times the annual retainer for Board service ($300,000). Once this ownership objective is achieved, the director is expected to maintain such minimum ownership level. The intent is to encourage acquisition and retention of Common Stock by directors, evidencing the alignment of their interests with the interests of stockholders. To this end, each new director receives an award of shares of Common Stock having a market value of $25,000 on the date of the award. Each new director must defer receipt of this award under the Company’s Deferred Compensation Plan. If a director has not achieved the ownership objective, a director is expected to invest $75,000 per year in shares of Common Stock until the director has satisfied the ownership objective.

Directors who are employees of the Company receive no additional compensation by virtue of their being directors of the Company. For their service, outside directors receive an annual retainer and committee retainers, as described below. All directors of the Company are reimbursed for travel, lodging and related expenses incurred in attending Board and committee meetings.

Under the program, outside directors receive annually, on the first business day of each year, the equivalent of $150,000 for service as a Board member (or a prorated amount if a director’s service begins other than on the first day of the year). Each director elects annually, for the particular year, to receive this fee in (i) shares of Common Stock currently, which may be deferred into the Company’s Deferred Compensation Plan, (ii) options to purchase shares of Common Stock currently, (iii) cash currently, (iv) cash deferred into the bond fund of the Company's Deferred Compensation Plan, or (v) any two of the four preceding alternatives in equal amounts. If a director elects to receive shares of Common Stock currently, then 40% of this amount is paid in cash to offset the tax liability related to such election.

For purposes of calculating the number of shares of Common Stock into which any fixed sum translates, the price of Common Stock used is the per share closing price on the New York Stock Exchange (“NYSE”) on the day immediately preceding the grant date. For 2007, for purposes of calculating the number of options into which any fixed sum translates, each option to purchase a share is valued by dividing the amount of the annual retainer elected by each director to be received in options by the modified Black-Scholes value for each option, as calculated on the date of grant. The modified Black-Scholes value takes into account the design parameters of the options such as the term, termination and vesting provisions of the options. Options have an exercise price equal to the per share closing price of Common Stock on the NYSE on the day immediately preceding the grant of such option, vest immediately upon grant and have a ten-year term.

Each director who serves on a committee of the Board will receive an annual committee retainer as set forth in the table below:

Committee Position	Committee Retainer
Lead Director, who is also the Chair of the Governance and Nominating Committee	$40,000
Audit Committee Chair	$35,000
Compensation Committee Chair	$25,000
Audit Committee Member	$5,000
Compensation Committee Member	$3,000
Governance and Nominating Committee Member	$3,000

The committee retainers listed above are payable in cash, and may be deferred into the bond fund of the Company’s Deferred Compensation Plan. For a director whose service begins other than on the first day of the year, any retainer is prorated.

Board retainers and committee retainers (or portions of each) may be deferred to an interest-bearing account under the Company's Deferred Compensation Plan and earn interest, which is compounded annually. The rate of interest for 2005 was approximately 5.64% per annum. Payment of any deferral (whether in Common Stock or cash) is deferred until the director’s termination of service or such earlier date as the director specifies when electing the applicable deferral.

A director who leaves the Board in mid-year, for any reason, will retain any retainer payments already received. The Compensation Committee has discretion to authorize the payment of additional fees to any director under extraordinary circumstances.